Exhibit 99.2

LM Funding America, Inc. Closes Purchase of 15MW Mining Site

Tampa, FL, December 9, 2024 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a cryptocurrency mining and technology-based specialty finance company, today announced the acquisition of the business assets of a 15 MW mining site in Oklahoma from Tech Infrastructure JV I LLC (“JV”), a joint venture majority-owned by Arthur Inc., for $7.3 million.

“We are thrilled to have acquired this site with 60MW of mining potential through a series of financings to the JV,” said Bruce M. Rodgers, Chairman and CEO of LM Funding. “The financing terms allowed us to operate approximately 2,880 S19J Pros using $0.04/kwh power at the site since June 2024.This transaction is in furtherance of our previously disclosed transition from an “infrastructure light” mining model with minimal infrastructure investments to a vertically integrated mining model. We now may be able to potentially expand our mining operations at this site by an additional 60MW with power at this price or better.”

LM Funding initially financed the JV’s site development with loans and accrued interest totaling $3.8 million. At closing of the acquisition of the assets of the site, LM Funding applied this credit to the purchase price and paid approximately $1 million in cash to the JV. LM Funding escrowed an additional $2.5 million of the purchase price to ensure the continuing obligations of the JV under the purchase agreement, including the January 10, 2025, exit of a third-party miner using 5MW at the site. The land on which the mining facility is located is leased from a third-party under a 5-year ground lease, and as a part of the transaction, the Company acquired an option to purchase the underlying land from the third-party landlord. LM Funding expects to utilize the full 15MW of $0.04 power for its current mining fleet.

“We have enjoyed working with our counterparties on this transaction and were able to monitor the site's development as a tenant and secured creditor,” said Ryan Duran, President of LM Funding’s US Digital Mining & Hosting Co. subsidiary. “The company plans to continue collaboration with the existing management team at the site to maintain operational efficiency.”

“With the recently announced $5.1 million warrant exercise, the Company will be able to utilize these funds to purchase more efficient miners for this site and acquire other mining sites,” said Richard Russell, CFO of LM Funding.

In Q1 2025, LM Funding is expected to have 562 petahash combined mining capacity at the Oklahoma site, which is in addition to a hosted site with Core Scientific in Kentucky.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), together with its subsidiaries, is a cryptocurrency mining business that commenced Bitcoin mining operations in September 2022. The Company also operates a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado, and Illinois, by funding a certain portion of the Associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation the risk that the expected benefits from the above-described acquisition to the Company will not be realized or will not be realized within the expected time periods, the risks of operating in the cryptocurrency mining business, uncertainty in the cryptocurrency mining business in general, problems with hosting vendors in the mining business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, the ability to finance our planned cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, the potential need for additional capital in the future, changes in governmental regulations that affect our ability to collect sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, negative press regarding the debt collection industry, and the risk of pandemics such as the COVID-10 pandemic. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

Contact :

Crescendo Communications, LLC

Tel : (212) 671-1021

Email: LMFA@crescendo-ir.com